UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2019

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 272-4235

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act. None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure.

As previously disclosed, on January 16, 2018, STR Holdings, Inc. (the “Company”) entered into an Equipment Purchase Agreement and a Technology License Agreement (together, the “Original Agreements”) with a manufacturer of solar photovoltaic modules (the “Purchaser”) having an aggregate transaction price of $6 million. Under the Equipment Purchase Agreement, the Company agreed to purchase from a third party specialized equipment (the “Equipment”) for the production of one of the Company’s proprietary encapsulants (the “Encapsulant”), resell the Equipment to the Purchaser, install the Equipment at a facility of the Purchaser and train the Purchaser’s personnel in the Equipment’s use. Under the Technology License Agreement, the Company granted the Purchaser the right to use the formula for the Encapsulant and certain of the Company’s production techniques to make or have made the Encapsulant for use in photovoltaic (PV) modules manufactured by the Purchaser. In connection therewith, the Purchaser paid the Company $1.8 million in the first quarter of 2018, following the Company’s satisfaction of the first performance milestone relating to the delivery of certain licensed technology to the Purchaser. The Company and the Purchaser (the “Parties”) then progressed to the satisfaction of another key milestone, qualification of the Company’s Encapsulants within Purchaser’s solar modules, before proceeding to the purchase of the Equipment.

In the fourth quarter of 2018, the Purchaser entered into negotiations with the Company aimed at converting the Original Agreements into a more customary supply arrangement, such that the Company, rather than the Purchaser, would purchase the required Equipment and produce Encapsulants for purchase by the Purchaser. During this time, the Parties substantially suspended their obligations under the Original Agreements while negotiations over terms of a new supply agreement took place.

On July 29, 2019, the Parties entered into new agreements (the “New Agreements”) which included: (i) the payment by Purchaser of $2.0 million due to the Company for work performed under the Original Agreements prior to their suspension, (ii) the termination of the Equipment Purchase Agreement to effectively cancel any obligation of the Company to acquire Encapsulant manufacturing equipment for resale to the Purchaser, (iii) the modification of the Technology License Agreement to preserve certain rights for the Purchaser to use the proprietary Encapsulant developed for Purchaser, and (iv) the execution of a “Supply Agreement (the “Supply Agreement”) for the Company’s Encapsulant.

The Supply Agreement includes a take-or-pay provision under which (i) the Purchaser must purchase a minimum quarterly volume or if not so purchased must compensate the Company for a percentage of the value of the volume shortfall, and (ii) the Company must provide a minimum supply quantity or if not so provided must compensate the Purchaser for added costs if required to obtain alternate sourcing. The Supply Agreement provides for a fixed price for Encapsulants supplied during 2020, subject to certain performance criteria, then allows price to be adjusted quarterly based on increases or decreases in the cost of raw materials. The term of the Supply Agreement is for a period of three years from commercial commencement of the new production capacity, to be set up at the Company’s expense. The term of the Supply Agreement renews annually for additional one-year periods unless cancelled by either Party. Commencement of the Supply Agreement is dependent upon completion of the qualification testing of the Encapsulant, the Company’s purchase and installation of equipment to produce the Encapsulant, and an initial ramp-up period. Assuming the satisfaction of these conditions, the Company anticipates commencing sales under the Supply Agreement within one year. The Company expects that the initial cost of the Equipment and its installation will be approximately $3.0 million. Based upon current pricing, which is subject to adjustment, the Company anticipates that the minimum revenue it will receive under the Supply Agreement, if the Purchaser purchases its minimum requirements under this contract, will be approximately $5.0 million per quarter. The Company cannot assure that it will be able to successfully qualify its Encapsulant or timely complete the purchase and installation of the Equipment within budget, if at all. Even if successful in doing so, the Company cannot assure that it will be able to successfully manufacture the Encapsulant for the Purchaser. The Company’s failure to so succeed could have a material adverse effect its business and prospects.

Forward-Looking Statement Disclaimer

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. These forward looking statements include without limitation statements regarding the anticipated timing, cost and revenue that may be derived from the arrangements described herein. Any such forward looking statements are estimate only and subject to the risks and uncertainties set forth above, as well as the risks and uncertainties otherwise set forth in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward looking statement contained in this press release whether as a result of new information, future developments or otherwise, except as may be required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: August 2, 2019	By:	/s/ ROBERT S. YORGENSEN
Robert S. Yorgensen
President and Chief Executive Officer